Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Data Reported at AACR
on AVE9633 Anticancer Compound

CAMBRIDGE, MA, April 19, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced the presentation of preclinical data on the Tumor-Activated Prodrug (TAP) compound AVE9633 (huMy9-6-DM4) at the American Association for Cancer Research (AACR) annual meeting in Anaheim, CA. ImmunoGen developed this CD33-targeting compound for the treatment of acute myeloid leukemia, and licensed it to the sanofi-aventis Group as part of a broader collaboration between the companies. The sanofi-aventis Group recently began clinical testing of AVE9633.

The data reported at AACR were from preclinical studies conducted by ImmunoGen and by the sanofi-aventis Group. In vitro, AVE9633 was found to selectively target and kill CD33-positive leukemia cells, as the compound was designed to do. In vivo, AVE9633 was able to eradicate tumors consisting of human leukemia cells in xenograft models, and achieved complete responses and cures at doses that caused little or no toxicity. Additionally, AVE9633 was found to be more active than Mylotarg® – an approved treatment of acute myeloid leukemia – against human leukemia cells in a xenograft model, and able to achieve tumor-free survival.

Mitchel Sayare, PhD, ImmunoGen Chairman and CEO, commented, “Our preclinical studies and those conducted by sanofi-aventis supported the advancement of AVE9633 into clinical testing. We are pleased that this compound has begun clinical evaluation, and with the progress made by sanofi-aventis.”

AVE9633 comprises the huMy9-6 antibody, which targets the CD33 antigen found on acute myeloid leukemia cells, and the potent cell-killing agent DM4. The antibody component of AVE9633 enables the compound to bind selectively to the leukemia cells, and the DM4 component is used to kill these cells.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-ownedTAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huN901-DM1 and huC242-DM4; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

Mylotarg® is a registered trademark of Wyeth.

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